Exhibit 10.1

AMENDMENT TO INVESTMENT AGREEMENT

This AMENDMENT TO INVESTMENT AGREEMENT, dated as of November 13, 2008 (this “Amendment”), is between Assured Guaranty Ltd., a Bermuda company (the “Company”), and WLR Recovery Fund IV, L.P., a Delaware limited partnership (the “Investor”).

WHEREAS, the Company previously entered into an Investment Agreement with the Investor dated as of February 28, 2008 (the “Investment Agreement”) and sold common shares, par value $0.01 per share (the “Common Shares”), to the Investor and certain of its Affiliates pursuant to the Investment Agreement;

WHEREAS, the Company is concurrently with the execution of this Amendment entering into a Purchase Agreement (the “FSA Purchase Agreement”) with Dexia Holdings, Inc. (“Dexia”) of even date herewith under which the Company would acquire all of Dexia’s ownership interest in Financial Security Assurance Holdings Ltd, a New York corporation;

WHEREAS, the Company desires to fund a portion of the purchase price payable under the FSA Purchase Agreement with the proceeds of an issuance of Subsequent Shares (as defined in the Investment Agreement) under the Investment Agreement; and

WHEREAS, Investor has agreed to purchase such Subsequent Shares on the terms and subject to the conditions set forth in the Investment Agreement, as modified by this Amendment.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

1. FSA Drawdown Notice. (a) Subject to the terms and conditions set forth in the Investment Agreement as amended hereby, the Investor hereby grants the Company the option to cause the Investor to purchase from the Company or Assured Guaranty US Holdings Inc. a number of Subsequent Shares (the “FSA Subsequent Shares”) equal to the quotient of (i) the aggregate dollar amount specified in an FSA Drawdown Notice (as hereinafter defined) deliver prior to the Termination Date (as hereinafter defined) divided by (ii) the Drawdown Price (as hereinafter defined). For purposes of the purchase of the FSA Subsequent Shares, (i) the “Drawdown Price” will be the volume weighted average price of a Common Share on the NYSE for the 20 NYSE trading days ending with the last NYSE trading day immediately preceding the date of the FSA Subsequent Closing (as hereinafter defined) (“20 Day VWAP”) (such 20-day period to be referred to for purposes of the purchase of the FSA Subsequent Shares as the “Pricing Period”), provided that (i) if the 20 Day VWAP is less than $6.00 (the “Floor”), the Drawdown Price will be $6.00, and if the 20 Day VWAP is greater than $8.50 (the “Cap”), the Drawdown Price will be $8.50, and (ii) notwithstanding any other provision hereof, the aggregate dollar amount that may be specified in an FSA Drawdown Notice may not exceed $361.0 million.

(b) Section 2.5(a) of the Investment Agreement is hereby amended to add the following additional condition to the obligation of the parties in respect of any purchase and sale of FSA Subsequent Shares:

“(v) all conditions set forth in Sections 7.1, 7.2 and 7.3 of the FSA Purchase Agreement shall have been satisfied and all actions necessary or anticipated to be taken at the Closing (as defined in the FSA Purchase Agreement) shall have been taken or occurred, other than the payment of the Purchase Price (as defined in the FSA Purchase Agreement), upon the occurrence of which the Closing (as so defined), will be deemed to have occurred. (For the avoidance of doubt, Investor will have no obligation hereunder or otherwise to purchase any FSA Subsequent Shares unless and until the Closing (as defined in the FSA Purchase Agreement) shall have occurred.).”

(c) The closing condition set forth in Section 2.5(b)(iv) and (vi) of the Investment Agreement will be deemed satisfied with respect to the closing of the purchase of FSA Subsequent Shares (the “FSA Subsequent Closing”).

(d) Section 2.5(b) of the Investment Agreement is hereby amended to add the following condition to the obligations of the Investor in respect of any purchase and sale of FSA Subsequent Shares:

“(vii) the Investor shall have received a certificate by the Company’s Chief Executive Officer and Chief Financial Officer that (A) during the Pricing Period and for the two NYSE trading days prior thereto there was no material non-public information regarding the Company and (B) during the Pricing Period the Company had not repurchased any Common Shares (except pursuant to employee benefit plans of the Company).”

(e) For the avoidance of doubt, except to the extent otherwise provided herein, the closing conditions set forth in Section 2.5 of the Investment Agreement are conditions to the consummation of the FSA Subsequent Closing.

2. Covenants.

(a) Shareholder Approval. In connection with the Company’s solicitation of the approval by its shareholders of the transactions contemplated by the FSA Purchase Agreement, the Company will include a proposal (the “Proposal”) to obtain the approvals necessary under the rules of the NYSE to permit the issuance of the FSA Subsequent Shares and any Reset Shares or Pre-Emptive Shares related thereto or issuable hereunder (the “FSA Shareholder Approval”). The Company represents and warrants to the Investor that the Board of Directors has, at a duly convened meeting, unanimously determined (with one director abstaining) that the transactions contemplated hereby are fair to and in the best interests of the shareholders of the Company (other than the Investor), approved this Amendment and determined to recommend to the Company’s shareholders that such shareholders approve the actions referenced above (such actions, collectively, the “Board Recommendation”). The Company will include the Proposal in the proxy statement related to the shareholders’ meeting at which the approval of the transactions contemplated by the FSA Purchase Agreement will be considered (and the Investor will reasonably cooperate with the Company in connection therewith) and will use reasonable best efforts to solicit proxies for such shareholder approval. The

Company will provide the Investor with drafts of the proxy statement and any amendments or supplements thereto prior to their filing with the Commission and a reasonable opportunity to comment thereon. The Company will notify the Investor promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to such proxy statement or for additional information, in each case to the extent related to the Investment Agreement or this Amendment or the transactions contemplated thereby, and will supply the Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to such proxy statement, to the extent related to the Investment Agreement or this Amendment or the transactions contemplated thereby. If at any time prior to such shareholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company will as promptly as practicable prepare and mail to its shareholders such an amendment or supplement. The Company agrees promptly to correct any information in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company will as promptly as practicable prepare and mail to its shareholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company will provide the Investor with drafts of the proxy statement and any amendments or supplements thereto prior to mailing and will provide Investor a reasonable opportunity to comment thereon. The Board Recommendation will be included in the proxy statement filed in connection with obtaining such shareholder approval.

(b) Use of Proceeds. The Company will use all of the proceeds of the sale of the FSA Subsequent Shares solely to pay a portion of the purchase price payable under the FSA Purchase Agreement equal to such proceeds.

(c) Commitment Fee; WLR Expenses. Within one business day of the date of this Agreement, the Company will pay the Investor a nonrefundable commitment fee (the “Commitment Fee”) of $10,830,000 by wire transfer of immediately available funds to an account designated by the Investor for such purpose. The Company agrees promptly to pay or reimburse the Investor upon request all fees and expenses, as incurred, including reasonable and documented attorneys’ fees and expenses, incurred by WLR and the WLR Funds in connection with the negotiation, execution and performance of this Amendment and the transactions contemplated hereby, including any filing fees and other costs relating to regulatory approvals required in connection herewith.

(d) Participation Rights. (i) If the Company offers to sell Additional Shares other than pursuant to the Investment Agreement, as modified hereby, to raise some or all of the funds required to pay the purchase price payable under the FSA Purchase Agreement (a “Pre-Emptive Sale”), the Company will deliver to the Investor a written offer (the “Offer”) to issue and sell to the Investor up to a number of Additional Shares (the “Pre-Emptive Shares”) equal to the Participation Amount (as hereinafter defined). The Offer will be delivered no later than 30 days prior to the anticipated consummation of the Pre-Emptive Sale(s) and state that the Company offers to issue and sell to the Investor the Pre-Emptive Shares and will specify their number and terms (including purchase price, to the extent known, which must be equal to the weighted average price in the Pre-Emptive Sale(s) (the “Pre-Emptive Price”)). The Offer will remain open and irrevocable for a period of 30 days (the “Pre-Emptive Period”) from the date of its delivery. For purposes of this Section 2(d): (A) the “Participation Amount” will equal the greater of (1) 25% of the Additional Shares offered pursuant to the Pre-Emptive Sale(s) and (2) the number of Additional Shares derived by dividing $150,000,000 by the Pre-Emptive Price, provided that if the applicable Pre-Emptive Sale is a public offering and the managing underwriter determines that such level of participation would be detrimental to such public offering, such participation will be reduced to the level recommended by such managing underwriter but in no event to below 25% of the Additional Shares offered in such public offering; and (B) “relative Common Share ownership position” will be calculated as to all WLR Funds holding Securities in the aggregate and WLR will be entitled to allocate by written notice to the Company the aggregate preemptive rights of the Investor among the WLR Funds.

(ii) The Investor may accept the Offer by delivering to the Company a notice (the “Purchase Notice”) within the Pre-Emptive Period. The Purchase Notice must state the number (the “Pre-Emptive Number”) of Pre-Emptive Shares the Investor desires to purchase. Delivery of the Purchase Notice shall obligate the Investor to purchase the Pre-Emptive Shares. In the event of a public offering of Additional Shares, the Company may satisfy its obligations under this paragraph (e) by arranging for the Investor to be allocated a number of shares in the public offering equal to the number of Pre-Emptive Shares.

(iii) The issuance of any Pre-Emptive Shares will be consummated contemporaneously with the consummation of the Pre-Emptive Sale(s).

(iv) In the case of a sale of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash will be deemed to be the fair value thereof as determined by the Board of Directors in good faith; provided, however, that such fair value as determined by the Board of Directors will not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities;

(v) Except as specifically provided herein, the rights set forth in this Section 2(d) may not be assigned or transferred by the Investor.

(vi) Notwithstanding anything herein or in the Investment Agreement to the contrary, Sections 5.5 of the Investment Agreement shall not apply to a Pre-Emptive Sale.

(e) The Company hereby agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Investor and its Affiliates and each of their respective directors, officers, managers, employees and agents from and against any and all losses, damages, liabilities, actions, suits, proceedings, judgments, orders, decrees, rulings, costs and expenses (collectively, “Losses”) arising out of or related to the FSA Purchase

Agreement or the transactions contemplated thereby, except to the extent such Losses are caused by the Investor’s breach of the Investment Agreement, as amended hereby, or the Voting Agreement of even date herewith between the Company, the Investors and certain of the Investors’ Affiliates.

(f) Notwithstanding anything herein or in the Investment Agreement to the contrary, Sections 5.4 and 5.5 of the Investment Agreement shall not apply to the issuance of common shares pursuant to the FSA Purchase Agreement.

3. Representations and Warranties of the Company. The Company represents and warrants to the Investor as follows:

(a) The Company has been duly incorporated and is validly existing as an exempted company in good standing under the laws of the Islands of Bermuda, with corporate power and authority to own its properties and conduct its business as currently conducted and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction.

(b) The Company has the corporate power and authority to enter into this Amendment and to carry out its obligations hereunder. The execution, delivery and performance of this Amendment by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors. Subject to receipt of the approvals contemplated hereby and by the Investment Agreement, this Amendment is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations or similar laws affecting creditors generally or by general equitable principles (whether applied in equity or at law). Except with respect to the shareholder approval referred to in Section 2(a), no shareholder vote of the Company is required to consummate the transactions contemplated hereby.

(c) Neither the execution, delivery and performance by the Company of this Amendment, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any subsidiary under any of the material terms, conditions or provisions of (A) its certificate of incorporation, memorandum of association or bye-laws or similar organizational documents or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any subsidiary is a party or by which it may be bound, or to which the Company or any subsidiary or any of the properties or assets of the Company or any subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in paragraph (d) below, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any subsidiary or any of their respective properties or assets except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) Other than the approvals contemplated hereby and by the Investment Agreement, and the securities or blue sky laws of the various states, no material notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity, nor expiration nor termination of any statutory waiting periods, is necessary for the consummation by the Company of the transactions contemplated by this Amendment.

4. Representations and Warranties of the Investor. The Investor represents and warrants to the Company as follows:

(a) The Investor is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on the Investor and has power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(b) The Investor has the partnership power and authority to enter into this Amendment and to carry out its obligations hereunder. The execution, delivery and performance of this Amendment by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Investor and no further approval or authorization by any of the managers, members or partners of the Investor is required. Subject to such approvals of Governmental Entities as may be required by statute or regulation, this Amendment is a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations or similar laws affecting creditors generally or by general equitable principles (whether applied in equity or at law).

(c) Neither the execution, delivery and performance by the Investor of this Amendment, nor the consummation of the transactions contemplated hereby, nor compliance by it with any of the provisions thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Investor under any of the material terms, conditions or provisions of (A) its organizational document or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which any of the Investor or any of their properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the knowledge of the Investor, any judgment, ruling, order, writ, injunction or decree applicable to the Investor or any of their respective properties or assets except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect on the Investor.

(d) Other than the approvals contemplated hereby and by the Investment Agreement, and the securities or blue sky laws of the various states, no material notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity, nor expiration nor termination of any statutory waiting period is necessary for the consummation by the Investor of the transactions contemplated by this Amendment.

(e) The Investor acknowledges that the FSA Subsequent Shares have not been registered under the Securities Act or under any state securities laws. The Investor (i) is acquiring the FSA Subsequent Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the FSA Subsequent Shares to any person, (ii) will not sell or otherwise dispose of any of the FSA Subsequent Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the FSA Subsequent Shares and of making an informed investment decision and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(f) The Investor will have available funds necessary to consummate the FSA Subsequent Closing on the terms and conditions contemplated by this Amendment.

(g) Neither the Investor nor its affiliates or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for WLR or the WLR Funds, in connection with this Amendment or the transactions contemplated hereby.

5. Relationship to Investment Agreement. This Amendment is intended to amend the Investment Agreement solely with respect to the purchase and ownership of the FSA Subsequent Shares. Except as otherwise specifically provided herein, all of the terms and conditions set forth in the Investment Agreement applicable to Subsequent Shares will apply to the FSA Subsequent Shares, and the purchase and sale of the FSA Subsequent Shares will reduce the Investor’s remaining commitment thereunder. The terms and conditions set forth in this Amendment will not apply to any purchase of Subsequent Shares other than the FSA Subsequent Shares.

6. Termination.

(a) This Amendment may be terminated: (i) by either the Company or the Investor if the FSA Subsequent Closing shall not have occurred prior to the End Date (as defined in the FSA Purchase Agreement); (ii) by the mutual agreement of the Company and the Investor; (iii) by either the Company or the Investor if any Governmental Entity shall have issued a nonappealable final judgment, injunction, order or decree that prohibits the FSA Subsequent Closing or prohibits or restricts the Investor or its Affiliates from owning or voting any FSA Subsequent Shares; (iv) by the Investor if the Company amends the FSA Purchase Agreement in any material respect without the prior written consent of the Investor; (v) by the Investor if the Board Recommendation is withdrawn or modified in a manner determined by the Investor in good faith to be adverse to it; or (vi) by Investor if the Company or one of its subsidiaries becomes subject to an insolvency, liquidation, rehabilitation, reorganization, receivership, supervision, conservatorship or comparable proceeding or governmental or regulatory action. This Amendment will terminate automatically if the Investment Agreement is terminated or if notice of termination of the FSA Purchase Agreement is given without the closing thereunder having occurred, regardless of whether the FSA Purchase Agreement was terminated thereby in accordance with its terms.

(b) In the event of any termination of this Amendment as provided in Section 5(a), this Amendment (other than Section 2(c), this Section 6(b), Section 7 and Section 8, each of which will remain in full force and effect) will forthwith become wholly void and of no further force and effect; provided that nothing herein will relieve any party from liability for willful breach of this Amendment.

7. Definitions. As used herein:

(a) “FSA Drawdown Notice” means a Drawdown Notice that (i) is designated as the “FSA Drawdown Notice” and (ii) does not request an investment in Common Shares in excess of $361,000,000. For purposes of the delivery of an FSA Drawdown Notice only, the proviso in the first sentence of Section 2.2 and the second sentence of Section 2.2 of the Investment Agreement will not apply.

(b) “Termination Date” means the date on which this Amendment is terminated pursuant to Section 6(a).

(c) Capitalized terms not otherwise defined herein will have the meanings ascribed thereto in the Investment Agreement.

8. Miscellaneous.

(a) September 16 Approval. The parties acknowledge and agree that the approval, dated September 16, 2008, with respect to the Investor’s right to purchase up to 5,000,000 additional Common Shares in open market transactions from time to time remains in full force and effect.

(b) Counterparts and Facsimile. For the convenience of the parties hereto, this Amendment may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Amendment may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

(c) Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of New York for any actions, suits or proceedings arising out of or relating to this Amendment and the transactions contemplated hereby.

(d) Entire Agreement, Etc. This Amendment and the Investment Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

(e) Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Amendment and any of the transactions contemplated by this Amendment, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto and receiving its consent (which will not be unreasonably withheld or delayed) and each party will coordinate with the other with respect to any such news release or public disclosure.

(f) No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto any benefit, right or remedy.

(g) Changes in Capitalization. If between the date of this Amendment and the FSA Subsequent Closing the outstanding Common Shares are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event, the Floor and the Cap will be appropriately adjusted to provide to the parties hereto the same economic effect as contemplated by this Amendment prior to such event.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

ASSURED GUARANTY LTD.

By:	/s/ James M. Michener
Name:	James M. Michener
Title:	General Counsel and Secretary

WLR RECOVERY FUND IV, L.P.

By:	WLR Recovery Associates IV LLC, its General Partner

By:	WL Ross Group, L.P., its managing member

By:	El Vedado, LLC, its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	Managing Member